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                                  EXHIBIT 5.1


                               February 23, 1998


Wave Technologies International, Inc.
Suite 250
10845 Olive Boulevard
St. Louis, MO  63141

Gentlemen:

     We refer to the Registration Statement on Form S-8 of Wave Technologies International, Inc., a Missouri corporation (the "Company"), to be filed with the Securities and Exchange Commission on February 23, 1998, for the purpose of registering under the Securities Act of 1933, 400,000 shares of Common Stock, par value $.50 per share ("Common Stock"), of the Company. These shares are proposed to be issued upon the exercise of stock options pursuant to the Company's 1997 Stock Option Plan.

     We have examined the Articles of Incorporation, as amended and restated, the By-laws of the Company, as presently in effect, minutes of the applicable meetings of the Board of Directors and shareholders of the Company, or statements of unanimous consent in lieu of such meetings, together with such other corporate records, certificates of public officials and other documents as we have deemed relevant to this opinion.

     Based upon the foregoing, it is our opinion that all of the aforesaid 400,000 shares of Common Stock as shall be issued from authorized but unissued stock of the Company and paid for as described in such Registration Statement shall be, when so issued, legally issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

                              Very truly yours,


                              HUSCH & EPPENBERGER, LLC